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                                                                    EXHIBIT 3.22

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                  NAPCO Manufacturing Corporation ("Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

                  FIRST: That the Board of Directors of said corporation, by unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

                  RESOLVED, That the Certificate of Incorporation of NAPCO Manufacturing Corporation be amended by changing Article I thereof so that, as amended, said Article shall be and read as follows:

                                    ARTICLE I

                  The name of the corporation is Van Buren Pipe Corporation.

                  SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with
Section 228 of the General Corporation Law of the State of Delaware.

                  THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, NAPCO Manufacturing Corporation has caused this certificate to be signed by its Secretary this 12th day of December, 1995.

                                               NAPCO MANUFACTURING CORPORATION

                                               By: /s/ Michael A. Robison
                                                   -----------------------------
                                                       Michael A. Robison
                                                       Secretary